Exhibit 23.7
[RYDER SCOTT COMPANY, L.P. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     The undersigned hereby consents to the references to our firm in the form and context in which they are incorporated by reference in this Registration Statement on Form S-4 of Whiting Petroleum Corporation and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2005.

Very truly yours,
/s/Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

November 18, 2005